UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2007

Lightstone Value Plus Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-117367	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

326 Third Street
Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2007, Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Registrant”), as general partner of Lightstone Value Plus REIT LP (the “Operating Partnership”), entered into an Improved Commercial Property Earnest Money Contract with Camden Operating, L.P., a Delaware Limited Partnership (the “Earnest Money Contract”) for the acquisition of five apartment communities (the “Properties”) located in Tampa, FL (one property), Charlotte, North Carolina (two properties) and Greensboro, North Carolina (two properties) for a purchase price of $97.35 million exclusive of transaction costs and financing fees (the “Transaction”).

Pursuant to the Earnest Money Contract, the Registrant has made an initial earnest money deposit of $2 million, to be held in escrow pending a successful closing of the Transaction. The escrow amount shall be applied to the purchase price due and payable at such closing.

The Properties, built between 1980 and 1987, are comprised of 1,576 apartment units, in the aggregate, contain a total of 1,124,249 net rentable square feet, and were approximately 94% occupied as of October 12, 2007.

In evaluating the Properties as a potential acquisition and determining the appropriate amount of consideration to be paid for the Properties, the Registrant has considered a variety of factors, including location of the Properties, demographics, quality of tenants, duration of in-place leases, strong occupancy and the fact that the overall rental rates at the Properties are below comparable market rates.

Although the Registrant believes that the acquisition of the Properties is probable and expects to acquire the Properties on November 16, 2007, provided that the Registrant has completed its due diligence review of the Properties to its satisfaction, there can be no assurances that this acquisition will be consummated.

Item 2.01 Completion of Acquisition or Disposition of Assets

St. Augustine, Florida

During the third quarter of 2007, Prime Outlets Acquisition Company LLC (“Prime”), an affiliate of the Registrant’s advisor, closed on the acquisition of an 8.5 acre undeveloped land parcel for $2.75 million which is intended to be used for further development of the adjacent Belz Outlet mall, owned by the Registrant. Development rights to the land parcel are to be purchased at an additional cost of $1.3 million. The Registrant currently expects to complete the planned renovation and expansion of the center, approximately 65,000 square feet, during the second quarter of 2009. The cost for the renovation and expansion of the outlet mall is expected to approximate $28 million. Numerous established brands have expressed interest in establishing a presence in the expanded and renovated outlet mall.

Although the Registrant expects to fund the cost of the project from retained cash flow from operations or third party debt in the public or private capital markets, there can be no assurance that the Registrant will be successful in obtaining the required amount of equity capital or debt financing for the planned project or that the terms of such capital raising activities will be as favorable as those experienced in prior periods. If adequate financing for the renovation and expansion is not available, the Registrant may not be able to renovate and expand the center.

Brazos Crossing Mall

On June 29, 2007, a subsidiary of the Operating Partnership acquired a six acre land parcel in Lake Jackson, Texas for immediate development of a 61,287 square foot power center. The land was purchased for $1.65 million cash and was funded 100% from the proceeds of the Registrant’s offering. Upon completion in January 2008, the center will be 100% occupied by three tenants, all of which have entered into triple net leases: Pet Smart, Office Depot and Best Buy.

The Purchase and Sale Agreement (the “Land Agreement”) for this transaction was negotiated between Lake Jackson Crossing Limited Partnership (formerly an affiliate of the Registrant’s sponsor) and Starplex Operating, LP, an unaffiliated entity (the "Land Seller"). Prior to the closing, a 99% limited partnership interest in the Lake Jackson Limited Partnership was assigned to the Operating Partnership, and the membership interests in Brazos Crossing LLC (the 1% general partner of the Lake Jackson Crossing Limited Partnership) were assigned to the Registrant.

The land parcel was acquired at what represents a $2.1 million discount from the expressed $3.75 million purchase price, with such difference being subsidized and funded by a retail affiliate of the Registrant. The sale of the land parcel was a condition of the Land Seller’s agreement to execute a new movie theater lease at the Registrant’s sponsor’s affiliate’s nearby retail mall. The Registrant and the Operating Partnership own a 100% fee simple interest in the land parcel and the improvements currently being constructed. The Registrant’s sponsor’s affiliate will receive no future benefit or ownership interests from this transaction.

A commitment for up to $8.2 million of construction to permanent financing has been received from Compass Bank. The interest rate on the loan will be Libor plus 150 bps. The total cost of the project, inclusive of project construction, tenant incentives, leasing costs, and land is estimated at $10.2 million. Because the debt financing for the acquisition may exceed certain leverage limitations of the REIT, the Board, including all of its independent directors, will be required to approve any leverage exceptions as required by the REIT’s Articles of Incorporation.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 15, 2007, the Board of Directors of the Company amended and restated the By-Laws of the Company. A copy of the Amended and Restated By-Laws of the Company are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
3.2	Amended and Restated Bylaws of Lightstone Value Plus Real Estate Investment Trust, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: October 19, 2007	By:	/s/ Joseph E. Teichman
Joseph E. Teichman
General Counsel